Gregory, Sharer & Stuart, P.A. Certified Public Accountants and Business Consultants

Consent Of Independent Registered
Public Accounting Firm

We consent to the reference in the Prospectus and the Statement of Additional Information in this Registration Statement on Form N-1A of Institutional Investor Trust, comprised of the Sector Allocation Model Fund portfolio, to our report dated February 7, 2012 relating to our audits of the statement of assets and liabilities, including the schedule of investments, as of December 31, 2011; the related statements of operations and changes in net assets for the year ended December 31, 2011 and for the period from June 3, 2010 (inception) to December 31, 2010; and the financial highlights for the year ended December 31, 2011 and for the period from September 13, 2010 (start of operations) to December 31, 2010.

We also consent to the reference to our firm under the captions "Auditor" and "Independent Public Accountant" in such Prospectus and Statement of Additional Information.

Gregory, Sharer & Stuart, P.A.

/s/ Gregory, Sharer & Stuart, P.A.

St. Petersburg, Florida
February 27, 2012

100 Second Avenue South ~ Suite 600 ~ St. Petersburg, Florida 33701-4336
727/821-6161 / Fax 727/822-4573
www.gsscpa.com